NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE

CONTACT:

Mary E. Woods
Investor Relations
805/295.5600, Ext. 2508


                    3D SYSTEMS ELECTS NEW DIRECTOR TO BOARD


     VALENCIA, Calif., Sept. 22, 1998--3D Systems Corporation (Nasdaq NMS: TDSC) today announced the election of Ian L. White-Thomson to its board of directors.

     Mr. White-Thomson, age 62, is chairman, president and chief executive officer of U.S. Borax Inc., the leading producer and supplier of industrial borates. U.S. Borax is wholly owned by Rio Tinto plc, the world's largest mining company.

     Mr. White-Thomson also serves as a director of Oryx Energy Company, a company traded on the New York Stock Exchange, as a director of KCET Community Television of Southern California, and as a director of the National Mining Association and chairman of its finance committee. He was selected as Manufactu rer of the Year in 1997 by the California Manufacturers' Association.

     A graduate of Oxford University, England, Mr. White-Thomson currently resides with his wife in Southern California.

     3D Systems manufacturers rapid product development systems that enable users to move from concept models to finished parts faster, at lower cost, and at higher quality than traditional methods. 3D Systems' equipment fabricates
solid  objects  using  digital  input  from   CAD/CAM/CAE   computer   systems,
substantially reducing the time and costs of bringing new products to market. Major applications include concept modeling, rapid prototyping and rapid tooling for products in a wide range of industries worldwide including automotive, aerospace, medical, electronic and consumer products.

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     For current  investor  information,  please  call 3D  Systems'  shareholder communications service at 800-757-1799.